International Press Release
 August 30, 2004
 FOR IMMEDIATE RELEASE

Asia Pay announces signing of MOU with Shanghai CRC Telecom for establishment of China Credit Bureau and cooperation for payment processing services in China

August 30, 2004(Seattle, WA and Shenzhen, China) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has signed an Memorandum of Understanding (MOU) with Shanghai CRC Telecom ("Shanghai Railcom") to establish an International standard China Credit Bureau. The MOU will provide for a working committee made up of representatives from both parties to coordinate the development of both a China Credit Bureau as well as development related to further deploying Asia Pay's China credit card processing systems.

Asia Pay and Shanghai CRC Telecom believe the market for International Standard Credit Bureau Services is, although at the beginning stages of development, ripe for such development and for explosive growth across the China financial services market. The parties hope to move forward with a services agreement within the next few months.

The many and varied assets of Shanghai Railcom include not only a 32,000 kilometer nationwide fiber optic network covering 150 cities, but the ability to utilize the strengths of both the China Railway access to consumers as well as the widely dispersed infrastructure built thus far by the China Sino Construction Groups Corporation, Shanghai Stock Exchange A share listing, which is backed and supported by the China Construction Ministry. In addition, Shanghai Railcom is uniquely positioned to develop leading edge IP based added value applications to China Government Ministries (especially the Construction Ministry and the Railway Ministry) as well as to Asia Pay on an ongoing basis.

In addition to providing China wide Call Center and related Data Processing applications to the China market, Shanghai Railcom and Asia Pay intend to jointly develop and execute a plan to rapidly deploy both China Credit Bureau and Payment Processing services to hundreds of China cities within the first 12-16 months of the conclusion of partnership agreements.

Matt Mecke, President and CEO of Asia Pay commented, "Shanghai Railcom is one of the premier providers of telecommunication services in China and we are very excited about this opportunity to work with the strong management team and Board of such an aggressive and broadly based company. Shanghai Railcom's facilities and services are leading edge in China and, along with our partner, Shanghai Railcom, we hope to advance the provision of both Credit Bureau services as well as our core International Payment Processing services to the rapidly expanding China customer base. We anticipate significant development and revenue opportunities will be created by partnering with Shanghai Railcom to deploy International "Best in Class" Credit Bureau and Payment Processing solutions. We have been looking forward to concluding this agreement and working closely to forge and complete our development plans with Shanghai Railcom for many months, and I am very excited about our future with such a strong partner"

About Asia Payment Systems
www.asia-pay.com

Asia Pay (NASD OTCBB: APYM) is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, and Shenzhen, China. Asia Pay is developing a credit card processing networks that provide clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients. In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

About Shanghai CRC Telecom

Shanghai CRC Telecommunication Co., Ltd. (www.sinocall.com) is a major telecommunications and added value service provider in China which was recently jointly formed by China Sino Group Co. and China Railway Telecommunication Corporation.

The core business of CRC is to bring additional value via new applications to the China Railcom platform, to provide management and services to its nationwide "95105" (Railway telecommunication and e-commerce service call center), and to offer additional added value services to railway and basic infrastructure sectors in China.

China Railway Telecommunication Corp. is one of the licensed China telecommunication companies which also include China Telecom and China Unicom. CRC provides full telecom services in China long distance, networking, and data transmission in 500 provinces and cities, 700 counties, and including 1,184 switch hubs covering 8 million lines.

China Sino Construction Group Corporation is a public traded company listed on the Shanghai Stock Exchange "A" Share market in China, besides its business development in the country's basic infrastructure, China Sino also owns a 32,000 kilometer nationwide fiber optic network covering 150 cities.

Contact:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com